                 % Series A Convertible Redeemable Preferred Stock
                   (Liquidation Preference $25.00 Per Share)

                             ARTICLES SUPPLEMENTARY


                      WALDEN RESIDENTIAL PROPERTIES, INC.




                          ___________________________


              Articles Supplementary Classifying and Designating a
                          Series of Preferred Stock as
                    ___% Series A Cumulative Preferred Stock
                          and Fixing Distribution and
                  Other Preferences and Rights of Such Series


                          ___________________________

                        Dated as of _____________, 1996

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                                  ___________

              Articles Supplementary Classifying and Designating a
                          Series of Preferred Stock as
              ___% Series A Convertible Redeemable Preferred Stock
                          and Fixing Distribution and
                  Other Preferences and Rights of Such Series


                                  ___________

       Walden Residential Properties, Inc., a Maryland corporation, having its principal office in the State of Maryland in the City of Baltimore (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

       Pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation, as amended (the "Articles"), and Bylaws of the Corporation, the Board of Directors on February 7, 1996 adopted resolutions authorizing the creation and issuance of up to 2,000,000 shares, at $25.00 per share, of Series A Convertible Redeemable Preferred Stock and adopted resolutions granting the Executive Committee of the Board of Directors with full power and authority, subject to the foregoing resolution, to determine the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of such series. Such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, number of shares and dividend rate, as determined by such duly authorized committee are as follows:

       Section 1. Number of Shares and Designation. This series of Preferred Stock shall be designated as _____% Series A Convertible Redeemable Preferred Stock (the "Convertible Preferred Stock") and the number of shares which shall constitute such series shall not be more than ___________ shares, par value $.01 per share, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors.

       Section 2.    Dividend Rights.

              (a) Subject to the preferential rights of any other series of stock ranking senior as to dividends to the Convertible Preferred Stock and to the provisions of the Articles relating to rights of holders of shares of Excess Stock (as defined in the Articles), the record holders of Convertible Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors of the Corporation out of funds legally available for payment of dividends. Such dividends shall be payable by the Corporation in cash at the greater of (i) the rate of $_________ per annum per share or (ii) the dividends (determined on each of the quarterly Convertible Dividend Payment Dates referred to below) payable on the number of shares of Common Stock (or fraction thereof), into which a share of Convertible Preferred Stock is then convertible. The amount referred to in clause (ii) above will equal the number of shares of Common Stock, or fraction thereof, into which a share of Convertible Preferred Stock is then convertible, multiplied by the most recent quarterly distribution declared or paid in respect of a share of Common Stock on or before the applicable Convertible Dividend Payment Date (defined below).

              (b) Dividends on shares of Convertible Preferred Stock shall accrue and be cumulative from the date that shares of Convertible Preferred Stock are first issued by the Corporation (the "Initial Issue Date"). Dividends shall be payable quarterly in arrears when and as declared by the Board of Directors of the Corporation on March 1, June 1, September 1 and December 1 of each year (each, a "Convertible Dividend Payment Date"), commencing on ___________, 1996. If any Convertible Dividend Payment Date occurs on a day that is not a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close (a "Business Day"), any accrued dividends otherwise payable on such Convertible Dividend Payment Date shall be paid on the next succeeding Business Day. The amount of dividends payable on Convertible Preferred Stock for each full quarterly period from, and including, any Convertible Dividend Payment Date to, but not including, the next Convertible Dividend Payment Date (the "Dividend Period") shall be computed by dividing by four (4) the annual dividend rate set forth in Section 2(a). Dividends payable in respect of any Dividend Period which is less than a full Dividend Period in length will be computed from the immediately preceding Dividend Payment Date (or the Initial Issue Date in the case of the first Dividend Period) to, but not including, the date on which dividends are paid (or ___________, 1996, in the case of the first Dividend Period) on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be paid to the holders of record of the Convertible Preferred Stock as their names shall appear on the stock transfer records of the Corporation at the close of business on the date designated by the Board of Directors of the Corporation at the time a dividend is declared as the date for determining holders of record entitled to such dividend (the "Record Date"). The dividend accruing for the Dividend Period ending _____________, 1996 will be payable on ______________, 1996, together with the dividend accruing for the Dividend Period ending on that date. Dividends in respect of any past Dividend Period that is in arrears may be declared and paid at any time to holders of record on the Record Date for such payment. Any dividend payment made on shares of Convertible Preferred Stock shall be first credited against the earliest accrued but unpaid dividend due which remains payable. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Convertible Preferred Stock which may be in arrears.

              (c) Notwithstanding anything contained herein to the contrary, no dividends on shares of Convertible Preferred Stock shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as, and





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
       to the extent that, the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, or any provisions of the Articles relating to any series of preferred stock, par value $.01 per share, of the Corporation (the "Preferred Stock") ranking senior to the Convertible Preferred Stock, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

              (d) If any shares of Convertible Preferred Stock are outstanding, no full dividends shall be declared or paid or set apart for payment on any series of capital stock of the Company ranking junior to or on a parity with the Convertible Preferred Stock as to dividends for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Convertible Preferred Stock for all past Dividend Periods and the then current Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Convertible Preferred Stock and the shares of any series of Preferred Stock ranking on a parity as to dividends with the Convertible Preferred Stock, all dividends declared upon the shares of Convertible Preferred Stock and any other such series of Preferred Stock ranking on a parity as to dividends with the Convertible Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Convertible Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Convertible Preferred Stock and such other series of Preferred Stock bear to each other.

              (e) Except as provided in Section 2.1(d), unless full cumulative dividends on the Convertible Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no dividends (other than dividends payable in common stock, par value $.01 per share, of the Corporation (the "Common Stock") or other capital stock of the Corporation ranking junior to the Convertible Preferred Stock as to dividends and upon liquidation, dissolution and winding up) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon any series of capital stock of the Corporation ranking junior to or on a parity with the Convertible Preferred Stock as to dividends nor, subject to the Corporation's right to purchase Excess Stock as set forth in the Articles, shall shares of any series of capital stock of the Corporation ranking junior to or on a parity with the Convertible Preferred Stock upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any series of capital stock of the Corporation ranking junior to or on a parity with the Convertible Preferred Stock) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Convertible Preferred Stock as to dividends and upon liquidation, dissolution and winding up).

              (f) Notwithstanding anything contained herein to the contrary, dividends on the Convertible Preferred Stock, if not paid on a Convertible Dividend Payment Date, will accrue whether or not dividends are declared for such Convertible Dividend Payment Date, whether or not the Corporation has earnings and whether or not there are funds legally available for the payment of such dividends. Any dividend payment made on shares of Convertible Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such Convertible Preferred Stock which remains payable.

       Section 3.    Distribution Upon Liquidation, Dissolution or Winding Up.

              (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any series of capital stock of the Corporation ranking senior to the Convertible Preferred Stock upon liquidation, dissolution or winding up, but before any distribution or payment shall be made to the holders of capital stock of the Corporation ranking junior to the Convertible Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up of the Corporation, the holders of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders liquidating distributions in cash or property at its fair market value as determined by the Board of Directors of the Corporation in the amount of $25.00 per share, plus an amount equal to any accrued or unpaid dividends on any such share of Convertible Preferred Stock to the date of liquidation (the "Liquidation Preference"). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Convertible Preferred Stock will have no right or claim to any of the remaining assets of the Corporation and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

              (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or other winding up, the legally available assets of the Corporation are insufficient to pay the amount of the Liquidation Preference per share and the corresponding amounts payable on all shares of capital stock of the Corporation ranking on a parity with the Convertible Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Convertible Preferred Stock and all such other capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

              (c) Neither the consolidation or merger of the Corporation into or with another corporation or any other entity nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another corporation or any other entity shall be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.





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       Section 4.    Redemption by the Corporation.

              (a) The Convertible Preferred Stock may be redeemed, in whole or from time to time in part, at any time on and after ____________, 2006 at the option of the Corporation at the price of $25.00 per share (the "Convertible Redemption Price"), plus all accrued and unpaid dividends thereon to the Convertible Redemption Date (defined below), except as may be provided below, without interest.

              (b) Each date fixed for redemption pursuant to Section 4(d) below is called a "Convertible Redemption Date." If the Convertible Redemption Date is after a Record Date and before the related Convertible Dividend Payment Date, the dividend payable on such Convertible Dividend Payment Date shall be paid to the holder in whose name the Convertible Preferred Stock to be redeemed is registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Convertible Dividend Payment Date or the Corporation's default in the payment of the dividend due.

              (c) In case of redemption of less than all shares of Convertible Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation, to the extent practicable, that will not result in a violation of the Ownership Limit (as defined in the Articles).

              (d) Notice of any redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Convertible Redemption Date. A similar notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Convertible Redemption Date, addressed to the respective holders of record of the Convertible Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Convertible Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Convertible Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Convertible Redemption Date; (ii) the Convertible Redemption Price; (iii) the aggregate number of shares of Convertible Preferred Stock to be redeemed and, if less than all shares held by such holder are to be redeemed, the number of such shares to be redeemed; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Convertible Redemption Price;
       (v) that dividends on the shares to be redeemed will cease to accrue on the Convertible Redemption Date; and (vi) that any conversion rights with respect to such shares shall terminate at the close of business on the third business day immediately preceding the Convertible Redemption Date.

              (e) If notice has been mailed in accordance with Section 4(d) above and provided that on or before the Convertible Redemption Date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be and to continue to be available therefor, then, from and after the Convertible Redemption Date, dividends on the shares of the Convertible Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall not have the status of shares of Convertible Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Convertible Redemption Price) shall cease. Notwithstanding the foregoing, upon the Corporation's default in the payment of the dividend due, the holders of Convertible Preferred Stock at the close of business on any Record Date will be entitled to receive the dividend payable with respect to such Convertible Preferred Stock on the corresponding Convertible Dividend Payment Date, although such Convertible Preferred Stock shall have been redeemed between such Record Date and such corresponding Convertible Dividend Payment Date. Upon surrender, in accordance with the redemption notice, of the certificates for any shares of Convertible Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Convertible Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

              (f) Any deposit of funds with a bank or trust company for the purpose of redeeming Convertible Preferred Stock shall be irrevocable except that:

                     (i) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                     (ii) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Convertible Preferred Stock entitled thereto at the expiration of two (2) years after the applicable Convertible Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

              (g) No Convertible Preferred Stock may be redeemed except with funds legally available for the payment of the Convertible Redemption Price.

              (h) Unless full cumulative dividends on all shares of Convertible Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no shares of any Convertible Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Convertible Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Convertible Preferred Stock; and, unless full cumulative dividends on all outstanding shares of Convertible Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, the Corporation shall not purchase or otherwise acquire directly or indirectly, through a subsidiary or otherwise, any shares of Convertible Preferred Stock (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Convertible Preferred Stock as to dividends and upon liquidation, dissolution and winding up).

              (i) All shares of Convertible Preferred Stock redeemed pursuant to this Section 4(i) shall be retired and shall be restored to the status of authorized and unissued shares of Preferred Stock, without designation as to series, and subject to the applicable limitations set forth herein may thereafter be reissued as shares of any series of Preferred Stock.

       Section 5.    Voting Rights.

              (a) The holders of record of shares of Convertible Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 5 or as otherwise provided by law. The Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Convertible Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Convertible Preferred Stock voting separately as a class), (i) authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to the Convertible Preferred Stock as to dividends or upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Corporation into any such senior stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal the provisions of the Articles (including these Articles Supplementary), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Convertible Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any





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       increase in the amount of authorized shares of the Convertible Preferred
       Stock or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Convertible Preferred Stock with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

              (b) If and whenever dividends payable on the Convertible Preferred Stock shall be in arrears for six (6) or more consecutive quarterly periods, then the holders of Convertible Preferred Stock, voting separately as a class (with any such other series as provided in Section 5(f) below), shall be entitled at the next annual meeting of the stockholders or at any special meeting called as hereinafter provided to elect two (2) additional directors. Upon election, such directors shall become additional directors of the Corporation and the authorized number of directors of the Corporation shall thereupon be automatically increased by such number of directors.

              (c) Whenever the voting right described under Section 5(b) above shall become exercisable, such right may be exercised initially either at a special meeting of the holders of Convertible Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings or by the written consent of holders of Convertible Preferred Stock. Such right of the holders of Convertible Preferred Stock to elect directors may be exercised until all dividends to which the holders of Convertible Preferred Stock shall have been entitled for all previous Dividend Periods and the current Dividend Period shall have been paid in full or declared and a sum of money sufficient for the payment thereof set aside for payment, at which time the right of the holders of Convertible Preferred Stock to elect such number of directors shall cease, the term of such directors previously elected shall thereupon terminate, and the authorized number of directors of the Corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any such future dividend default or defaults and subject to the rights of any other series of Preferred Stock to vote for the election of directors, together with the Convertible Preferred Stock, as described in Section 5(f) that shall not have then expired.

              (d) At any time when the voting right described under Section 5(b) shall become exercisable in the holders of Convertible Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of holders of record of at least ten percent (10%) of the shares of Convertible Preferred Stock, and of any other series of Preferred Stock entitled to vote on such matter as described in Section 5(f), then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of Convertible Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within thirty
       (30)
       days after the personal service of such written request upon the Secretary of the Corporation, or within thirty (30) days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of at least ten percent (10%) of the shares of Convertible Preferred Stock, and of other Preferred Stock entitled to vote on such matter as described in Section 5(f), then outstanding may designate in writing a holder of Convertible Preferred Stock or such other Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place of holding annual meetings of the Corporation or, if none, at a place designated by such holder. Any holder of Convertible Preferred Stock that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section 5(d). Notwithstanding the provisions of this Section 5(d), however, no such special meeting shall be called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of stockholders.

              (e) If any director so elected by the holders of Convertible Preferred Stock shall cease to serve as a director before such director's term shall expire, the holders of Convertible Preferred Stock (and any other series of Preferred Stock, if any, entitled to vote on such matter, as described in Section 5(f)) then outstanding may, at a special meeting of the holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

              (f) If, at any time when the holders of Convertible Preferred Stock are entitled to elect directors pursuant to the provisions of
       Section 5(b) above, the holders of any one or more additional series of Preferred Stock are entitled to elect directors by reason of any default or event specified in the Articles (or any articles supplementary thereto), as in effect at the time, or the articles supplementary for such series, and if the terms for such other additional series so permit, then the voting rights of the two or more series then entitled to vote shall be combined (with each series having a number of votes proportional to the aggregate liquidation preference of its outstanding shares). In such case, the holders of Convertible Preferred Stock and of all such other series then entitled so to vote, voting as a class, shall elect such directors. If the holders of any such other series have elected such directors prior to the happening of the default or event permitting the holders of Convertible Preferred Stock to elect directors, or prior to a written request for the holding of a special meeting being received by the Secretary of the Corporation as elsewhere required in Section 5(d) above, then a new election shall be held with all such other series of Preferred Stock and the Convertible Preferred Stock voting together as a single class for such directors, resulting in the termination of the term of such previously elected directors upon the election of such new directors. If the holders of any such other series are entitled to elect in excess of two directors, the Convertible Preferred Stock shall not participate in the election of more than two such directors, and those directors whose terms first expire shall be deemed to be the directors elected by the holders of Convertible Preferred Stock; provided that, if at the expiration of such terms, the holders of Convertible Preferred Stock are entitled to vote in the election of directors pursuant to the provisions of this Section 5, then the Secretary of Corporation shall call a meeting (which meeting may be the annual meeting or special meeting of stockholders referred to in Section 5(c) above) of holders of Convertible Preferred Stock for the purpose of electing replacement directors (in accordance with the provisions of this Section 5) to be held at or prior to the time of expiration of the expiring terms referred to above.

              (g) Subject to Section 5(a) hereof and the provisions of the Articles relating to the rights of holders of Excess Stock, in any matter in which the Convertible Preferred Stock may vote, including any action by written consent, each share of Convertible Preferred Stock shall be entitled to one (1) vote (except as expressly provided herein or as may be required by law).

              (h) Except as required by law, the foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Convertible Preferred Stock shall have been redeemed or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

       Section 6.    Ranking.

       The Convertible Preferred Stock shall, with respect to dividend rights and distributions upon liquidation, dissolution and winding up, rank (i) senior to the Common Stock, any shares of Excess Stock (except as provided in the last sentence of this Section 6) and shares of all other capital stock issued from time to time by the Corporation the terms of which specifically provide that the capital stock of such series rank junior to the Convertible Preferred Stock with respect to dividend rights or distributions upon liquidation, dissolution, or winding up of the Corporation; (ii) on a parity with the shares of all other capital stock issued by the Corporation the terms of which specifically provide that the shares rank on a parity with the Convertible Preferred Stock with respect to dividends and distributions upon liquidation, dissolution, or winding up of the Corporation or make no specific provisions as to their ranking; and (iii) junior to all other capital stock issued by the Corporation the terms of which specifically provide that the shares rank senior to the Convertible Preferred Stock with respect to dividends and distributions upon liquidation, dissolution or winding up of the Corporation (the issuance of which must have been approved by a vote of at least a majority of the outstanding shares of Convertible Preferred Stock). The Convertible Preferred Stock ranks on a parity with the shares of Convertible Preferred Stock that are Excess Stock with respect to distributions upon liquidation, dissolution or winding up.

       Section 7.    Conversion Rights.

       Subject to any other provisions of these Articles Supplementary, the holders of shares of Convertible Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock on the following terms and conditions:

              (a) Shares of Convertible Preferred Stock shall be convertible at any time and from time to time on or after the date of original issuance thereof into fully paid and nonassessable shares of Common Stock at a conversion price of $________ per share of Common Stock (as such price may be adjusted from time to time, the "Conversion Price"). For purposes of this Section 7, references to shares of Convertible Preferred Stock shall apply equally to fractional shares thereof. The Conversion Price shall be subject to adjustment from time to time as hereinafter provided. For purposes of such conversion, each share of Convertible Preferred Stock will be valued at $25.00 plus an amount equal to any accrued and unpaid dividends on such share to the date of conversion. No payment or adjustment shall be made on account of any accrued and unpaid dividends on shares of Convertible Preferred Stock surrendered for conversion prior to the Record Date for the determination of stockholders entitled to such dividends or on account of any dividends on the shares of Common Stock issued upon such conversion subsequent to the Record Date for the determination of stockholders entitled to such dividends. If any shares of Convertible Preferred Stock shall be called for redemption, the right to convert the shares designated for redemption shall terminate at the close of business on the third business day immediately preceding the date fixed for redemption unless default is made in the payment of the Convertible Redemption Price. In the event of default in the payment of the Convertible Redemption Price, the right to convert the shares designated for redemption shall terminate at the close of business on the business day immediately preceding the date that such default is cured.

              (b) In order to convert shares of Convertible Preferred Stock into Common Stock, the holder thereof shall surrender the certificates therefor, duly endorsed if the Corporation shall so require, or accompanied by appropriate instruments of transfer satisfactory to the Corporation, at the office of the transfer agent for the Convertible Preferred Stock or at such other office as may be designated by the Corporation, together with written notice that such holder irrevocably elects to convert such shares. Such notice shall also state the name and address in which such holder wishes the certificate for the shares of Common Stock issuable upon conversion to be issued. As soon as practicable after receipt of the certificates representing the shares of Convertible Preferred Stock to be converted and the notice of election to convert the same, the Corporation shall issue and deliver at said office a certificate for the number of whole shares of Common Stock issuable upon conversion of the shares of Convertible Preferred Stock surrendered for conversion, together with a cash payment in lieu of any fraction of a share, as hereinafter provided, to the person entitled to receive the same. If more than one stock certificate for Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares represented by all the certificates so surrendered. Shares of Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date such shares are surrendered for conversion and notice of election to convert the same is received by the Corporation in accordance with the foregoing provision, and the person entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes as the record holder of such Common Stock as of such date.

              (c) In the case of any share of Convertible Preferred Stock which is converted after any Record Date with respect to the payment of a dividend on the Convertible Preferred Stock and on or prior to the corresponding Convertible Dividend Payment Date, the dividend due on such Convertible Dividend Payment Date shall be payable on such Convertible Dividend Payment Date to the holder of record of such shares on such preceding Record Date notwithstanding such conversion. Shares of Convertible Preferred Stock surrendered for conversion during the period from the close of business on any Record Date with respect to the payment of a dividend on the Convertible Preferred Stock next preceding any Convertible Dividend Payment Date to the opening of business on such Convertible Dividend Payment Date shall (except in the case of shares of Convertible Preferred Stock which have been called for redemption on a Convertible Redemption Date within such period) be accompanied by payment in New York Clearing House funds or other funds acceptable to the Corporation of an amount equal to the dividend payable on such Convertible Dividend Payment Date on the shares of Convertible Preferred Stock being surrendered for conversion. The dividend with respect to a share of Convertible Preferred Stock called for redemption on a Convertible Redemption Date during the period from the close of business on any Record Date with respect to the payment of a dividend on the Convertible Preferred Stock next preceding any dividend payment to the opening of business on such Convertible Dividend Payment Date shall be payable on such Convertible Dividend Payment Date to the holder of record of such share on such Record Date, notwithstanding the conversion of such share of Convertible Preferred Stock after such Record Date and prior to such Convertible Dividend Payment Date, and the holder converting such share of Convertible Preferred Stock called for redemption need not include a payment of such dividend amount upon surrender of such share of Convertible Preferred Stock for conversion.

              (d) No fractional shares of Common Stock shall be issued upon conversion of any shares of Convertible Preferred Stock. If more than one share of Convertible Preferred Stock is surrendered at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If the conversion of any shares of Convertible Preferred Stock results in a fractional share of Common Stock, the Corporation shall pay cash in lieu thereof in an amount equal to such fraction multiplied by the current market price of the Common Stock, determined as provided in Section 7(e)(vi) below, on the date on which the shares of Convertible Preferred Stock are duly surrendered for conversion, or if such date is not a trading date, on the next succeeding trading date.

              (e) The Conversion Price shall be adjusted from time to time as follows:

                     (i) In case the Corporation shall pay or make a dividend or other distribution on shares of Common Stock in Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For purposes of this
              Section 7(e)(i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect to scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

                     (ii) In case the Corporation shall issue additional rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share (determined as provided in Section 7(e)(vi) below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants (other than pursuant to a dividend reinvestment plan), the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price (determined as provided in Section 7(e)(vi) below) and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this Section 7(e)(ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation during the period so held.

                     (iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the date following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                     (iv) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidence of its indebtedness or assets (including securities, but excluding (A) any rights or warrants referred to in Section 7(e)(ii) above, (B) any dividend described in Section 7(e)(ix) below, and (C) any dividend or distribution referred to in
              Section 7(e)(i) above), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distributions by a fraction of which the numerator shall be the current market price per share (determined as provided in Section 7(e)(vi) below) of the Common Stock on the date fixed for such determination less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and shall be described in a statement filed with the transfer agent for the Convertible Preferred Stock) of the portion of the evidences of the indebtedness or assets so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

                     (v) For the purposes of this Section 7, the reclassification of Common Stock into securities including securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section 7(g) below applies) shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and the "date fixed for such determination" within the meaning of Section 7(e)(iv) above), and (B) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision became effective" and "the day upon which such subdivision or combination becomes effective," as the case may be) within the meaning of
              Section 7(e)(iii) above.

                     (vi) For the purpose of any computation under Sections 7(e)(ii) and (iv) above, the "current market price per share" of Common Stock on any day shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days commencing 45 trading days before the day in question. The closing price for each day shall be the reported last sale price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asking prices, in either case on the New York Stock Exchange, or, if the Common Stock is not quoted on such exchange, on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or, if the Common Stock is not quoted on any national securities exchange, the average of the closing bid and asked prices in the Nasdaq Stock Market, or in the over-the-counter market as furnished by a New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.

                     (vii) Notwithstanding the foregoing, no adjustment in the Conversion Price for the Convertible Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustment which by reason of this Section 7(e)(vii) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                     (viii) In the event of a distribution of evidences of
              indebtedness or other assets (as described in Section 7(e)(iv)) or a dividend to all holders of Common Stock of rights to subscribe for additional shares of the Corporation's Capital Stock (other than those referred to in Section 7(e)(ii) above), the Corporation may, instead of making an adjustment of the Conversion Price, make proper provision so that each holder who converts such shares will be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights, warrants, evidences of indebtedness or other assets.

                     (ix) No adjustment will be made for Ordinary Cash Dividends (defined as dividends or other distributions to holders of Common Stock in an amount not exceeding the accumulated Funds from Operations of the Corporation since its formation, after deducting cumulative dividends or other distributions (A) paid in respect of all classes of capital stock of the Corporation or (B) accrued in respect of Convertible Preferred Stock and any other shares of Preferred Stock ranking on a parity with or senior to the Convertible Preferred Stock as to dividends, in each case since the Initial Issue Date). For this purpose, "Funds from Operations of the Corporation" shall mean net income (loss) (computed in accordance with generally accepted accounting principles consistently applied), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization and other non-cash items.

              (f) Whenever the Conversion Price shall be adjusted as herein provided (i) the Corporation shall forthwith make available at the office of the transfer agent for the Convertible Preferred Stock a statement describing in reasonable detail the adjustment, the facts requiring such adjustment and the method of calculation used; and (ii) the Corporation shall cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Convertible Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price.

              (g) In the event of any consolidation of the Corporation with or merger of the Corporation into any other corporation (other than a merger in which the Corporation is the surviving corporation), or a sale, lease (other than in the ordinary course of business) or conveyance of the assets of the Corporation as an entirety or substantially as an entirety or any statutory exchange of securities with another corporation, the holder of each share of Convertible Preferred Stock shall, notwithstanding anything in this Section 7 to the contrary, have the right, after such consolidation, merger, sale, lease (other than in the ordinary course of business), conveyance or exchange, to convert such share into the number and kind of shares of stock or other securities and the amount and kind of property which such holder would have been entitled to receive immediately upon such consolidation, merger, sale, lease (other than in the ordinary course of business), conveyance or exchange for the number of shares of Common Stock that would have been issued to such holder had such shares of Convertible Preferred Stock been converted immediately prior to such consolidation, merger, sale, lease (other than in the ordinary course of business), conveyance or exchange. The provisions of this Section 7(g) shall similarly apply to successive consolidations, mergers, sales, leases (other than in the ordinary course of business), conveyances or exchanges.

              (h) The Corporation shall pay any taxes that may be payable in respect of the issuance of shares of Common Stock upon conversion of shares of Convertible Preferred Stock, but the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance of shares of Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted are registered, and the Corporation shall not be required to issue or deliver any such shares unless and until the person requesting such issuance shall have paid to the Corporation the amount of any such taxes, or shall have established to the satisfaction of the Corporation that such taxes have been paid.

              (i) The Corporation may (but shall not be required to) make such reductions in the Conversion Price, in addition to those required by Sections 7(e)(i) through (iv) above, as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

              (j) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock issuable upon the conversion of all shares of Convertible Preferred Stock then outstanding.

              (k)    In the event that:

                     (i) the Corporation shall declare a dividend or any other distribution on its Common Stock, other than an Ordinary Cash Dividend; or

                     (ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                     (iii) any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another corporation (other than a merger in which the Corporation is the surviving corporation), or sale, lease (other than in the ordinary course of business) or conveyance of the assets of the Corporation as an entirety or substantially as an entirety to another corporation occurs; or

                     (iv) the voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall occur;

       the Corporation shall cause to be mailed to the holders of record of Convertible Preferred Stock at least 15 days prior to the applicable date hereinafter specified a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or grant of rights or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or grant of rights are to be determined or (B) the date on which such reorganization, reclassification, consolidation, merger, sale, lease (other than in the ordinary course of business), conveyance, dissolution, liquidation or winding up is expected to take place, and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease (other than in the ordinary course of business), conveyance, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality of such dividend, distribution, grant, reorganization, reclassification, consolidation, merger, sale, lease (other than in the ordinary course of business), conveyance, dissolution, liquidation or winding up.

       IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this _____ day of _____________, 1996 and its said President acknowledges under the penalties of perjury that these Articles Supplementary are the corporate act of said Corporation and that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

                                        WALDEN RESIDENTIAL PROPERTIES, INC.



                                        By:
                                           -----------------------------------
                                           Name:  Marshall B. Edwards
                                           Title: President

Attest:



- -----------------------------------
Name:  Edward H. Hatzenbuehler
Title: Secretary